UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 10, 2010

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On March 11, 2010, GMX Resources Inc. (the “Company”) issued a press release announcing its financial results for the quarter and year ending December 31, 2009, and including an operational update and other matters. The press release also provided information for accessing a related conference call. A copy of the press release is attached as Exhibit 99.1 to this report.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 10, 2010, the Company’s Audit Committee concluded that the Company’s previously issued financial statements for the year ended December 31, 2008, and the quarters ended March 31, June 30 and September 30, 2009, respectively, should no longer be relied upon due to errors in such financial statements. The errors relate to (i) the method used to record the Company’s full cost pool impairment charges, other impairment charges and related deferred income taxes in the fourth quarter of 2008 and the first and second quarters of 2009, and (ii) the computation of the Company’s diluted loss per share for 2008 and the first three quarters of 2009. These errors were discovered by the Company during the preparation and independent audit of the Company’s financial statements for the year ended December 31, 2009.

The errors in the prior impairment charge calculations are due to a failure to account for the effects of deferred income taxes or deferred income tax benefits on the impairment charges. The Securities and Exchange Commission issued additional guidance in October 2009 that clarified the proper methodology for this calculation, which came to the attention of the Company during the preparation of its financial statements for the year ended December 31, 2009. After applying the clarified guidance, the Company determined that the impairment charges in the fourth quarter of 2008 should have been increased by $41.0 million, and the impairment charges in the first quarter of 2009 should have been decreased by $42.2 million. The Company also determined that it incorrectly recorded a lower of cost or market inventory valuation charge on certain long-lived assets of approximately $3 million in each of the first and second quarters of 2009.

With respect to the computation of the Company’s diluted loss per share for the year ended December 31, 2008, and the first three quarters of 2009, the Company applied the dilutive effect of additional shares issuable pursuant to convertible securities, unvested restricted stock awards and stock options in calculating diluted loss per share. However, these additional shares should have been excluded from the calculations as their effect is antidilutive of the basic loss per share amounts.

The Company’s Audit Committee has discussed the matters described in this Item 4.02 with the Company’s current independent auditing firm, Grant Thornton LLP, as well as the Company’s prior independent auditing firm, Smith Carney & Co., p.c.

Item 8.01 Other Events.

In the Company’s March 11, 2010, press release described above under Item 2.02 of this report, the Company disclosed that it will restate its financial statements for the year ended December 31, 2008, and the quarters ended March 31, June 30 and September 30, 2009, to reflect the adjustments described above under Item 4.02 of this report. Based on telephonic advice from the Staff of the Securities and Exchange Commission, these restatements will be reflected in the Company’s Form 10-K for the year ended December 31, 2009.

Item 9.01	Financial Statements and Exhibits.

See the Index to Exhibits for information regarding the exhibits to this report. With respect to the Company’s press release dated March 11, 2010, included as Exhibit 99.1 to this report, only the portion of such press release under the heading “Restatement of Year End 2008 and Quarterly 2009 Earnings” is intended to be deemed filed rather than furnished, in accordance with and pursuant to General Instruction B(2) of Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.

By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Date: March 12, 2010

INDEX TO EXHIBITS

99.1	Press release dated March 11, 2010.